Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AMERICAN WELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share, pursuant to the 2024 Inducement Plan	Rule 457(c) and Rule 457(h)	1,222,960	$9.035	$11,049,443.60	0.00015310	$1,691.67
	Total		1,222,960		$11,049,443.60		$1,691.67
	Total Fee Offsets(3)						$0.00
	Net Fee Due						$1,691.67

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s Class A common stock, $0.01 par value per share (“Class A Common Stock”), that become issuable under the American Well Corporation 2024 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affecting the Class A Common Stock.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Class A Common Stock as reported on the New York Stock Exchange on October 31, 2024.

(3)	The Registrant does not have any fee offsets.